Exhibit 99.1

PRESS RELEASE

Corporate Headquarters

100 N. Sepulveda Blvd.

Suite 1050

El Segundo, CA 90245

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Steve Iaco	Shelley Young
Sr. Executive Vice President and	Sr. Managing Director of	Director of
Chief Financial Officer	Corporate Communications	Investor Relations
310.606.4706	212.984.6535	212.984.8359

CB RICHARD ELLIS GROUP, INC. ANNOUNCES EARNINGS PER SHARE UP

48% FOR SECOND QUARTER OF 2006

Los Angeles, CA — July 26, 2006 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue for the second quarter ended June 30, 2006 of $836.2 million, up 24% over the second quarter of 2005, and diluted earnings per share of $0.27 for the second quarter ended June 30, 2006, compared with $0.22 for the same quarter last year.  Excluding one-time charges(1) (predominantly due to costs related to extinguishment of debt), second quarter 2006 diluted earnings per share was $0.34, an increase of 48% from the $0.23 earned in the second quarter of 2005.

Second Quarter Highlights

For the second quarter of 2006, the Company generated revenue of $836.2 million, up 24.4% over the $672.2 million posted in the second quarter of 2005.  The Company reported net income of $64.3 million, or $0.27 per diluted share, in the second quarter of 2006 compared with net income of $50.4 million, or $0.22 per diluted share, in the second quarter of 2005.

Excluding one-time items, the Company would have earned net income(2) of $79.2 million, or $0.34 per diluted share, in the second quarter of 2006, an increase of 48.0% and 47.8%, respectively, compared with net income of $53.5 million, or $0.23 per diluted share, in the second quarter of 2005.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $147.0 million for the second quarter of 2006, an increase of $40.5 million, or 38.0%, from the same quarter last year.

The Company’s second quarter results continue to reflect strong performance across virtually all business lines and geographies, as well as contributions from acquisitions.  Of the 24.4% revenue growth, approximately two-thirds was due to organic growth and one-third was attributable to acquisitions completed in 2005 and earlier in 2006.  The double-digit organic growth was fueled by notably improved leasing activity in most major markets, continued strength in investment sales as well as increased revenue in the appraisal/valuation, mortgage brokerage, property and facilities management and investment management operations.

During the second quarter of 2006, the Company repurchased the remaining $164.7 million in aggregate principal amount of its outstanding 11¼% senior subordinated notes at a premium of $9.3 million.  This repurchase combined with the new $600.0 million revolving credit facility, which fully replaced the former facility on more favorable terms, will reduce annual interest expense by approximately $25.0 million.

Six-Month Results

Revenue was $1.5 billion for the six months ended June 30, 2006, up $305.9 million, or 25.3%, compared to the same period last year.  Approximately two-thirds of the improvement was due to organic growth, while acquisitions completed in 2005 and earlier in 2006 drove the remainder of the revenue increase.  The Company reported net income of $101.2 million, or $0.43 per diluted share, for the six months ended June 30, 2006 compared to net income of $65.0 million, or $0.28 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income of $119.3 million, or $0.51 per diluted share, for the six months ended June 30, 2006, up 64.5% and 59.4%, respectively, over net income of $72.5 million, or $0.32 per diluted share, for the six months ended June 30, 2005.

EBITDA was $229.7 million for the six months ended June 30, 2006, up $72.9 million or 46.5% compared to the same period last year.

Management’s Commentary

“Our overall business continues to perform very well.  Commercial real estate markets worldwide have good momentum, and the combination of people, brand and platform has enabled us to continue to gain market share,” said Brett White, CB Richard Ellis’ President and Chief Executive Officer.  “As expected, the growth rate seen in the U.S. investment sales market has eased back to a more orderly and sustainable rate of growth compared with the heated growth trends of 2004 and 2005, but still reflects a solid year-over-year increase.  Supported by expanding employment rolls, the U.S. leasing market continued to improve, seeing higher occupancy and increased rental rates in many business districts across the country.  At the same time, our Asset Services and Corporate Services businesses are growing strongly, fueled by the global outsourcing trend.  Overseas operations, led by Europe, continue to turn in robust results, as strong organic growth is being augmented by strategic in-fill acquisitions that expand the scope and reach of our service offerings.”

Second-Quarter Segment Highlights

Americas Region

Second quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 13.1% to $554.3 million, compared with $489.9 million for the second quarter of 2005.  This largely organic revenue increase was mainly attributable to a continued improving leasing trend and strong investment sales as well as higher mortgage brokerage, appraisal/valuation and property and facilities management fees.

Operating income for the Americas region totaled $84.0 million for the second quarter of 2006, compared with $69.0 million for the second quarter of 2005.  Excluding the impact of one-time items, operating income for the Americas region would have been $85.4 million for the second quarter of 2006, an increase of $14.7 million, or 20.8%, as compared to $70.7 million for the second quarter of last year.  The Americas region’s EBITDA totaled $95.2 million for the second quarter of 2006, an increase of $15.3 million, or 19.2%, from last year’s second quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 38.3% to $170.3 million for the second quarter of 2006, compared with $123.1 million for the second quarter of 2005.  Organic revenue growth accounted for slightly more than half of this increase, with the remainder coming from acquisitions completed in 2005 and earlier in 2006.  Operating income for the EMEA segment totaled $32.5 million for the second quarter of 2006, compared with $10.7 million for the same period last year.   Excluding the impact of one-time items, operating income for the EMEA region would have been $33.0 million for the second quarter of 2006, an increase of $21.6 million, or 190.9%, from the second quarter of last year.  EBITDA for the EMEA region totaled $35.8 million for the second quarter of 2006, an increase of $22.8 million, or 175.5%, from last year’s second quarter.  These improvements were primarily driven by significantly higher leasing activities, a continued strong investment sales environment, higher appraisal/valuation revenues and operating leverage.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $84.7 million for the second quarter of 2006, a 95.6% increase from $43.3 million for the second quarter of 2005.  Operating income for the Asia Pacific segment totaled $12.3 million for the second quarter of 2006, compared with $6.6 million for the same period last year, an increase of 87.8%.  EBITDA for the Asia Pacific segment totaled $12.1 million for the second quarter of 2006, an increase of $4.6 million, or 60.5%, from last year’s second quarter. Approximately half of the profit improvement in this segment stems from the Company boosting its ownership percentage in its Japanese affiliate, IKOMA CB Richard Ellis KK, to 51% in early January 2006. The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $27.0 million for the second quarter of 2006, a 70.3% increase from the $15.9 million in the second quarter of 2005.  This increase was largely driven by higher core asset management fees earned in the U.S. and France attributable to an increasing asset management base.  Assets under management grew to $21.3 billion as of the end of the second quarter, up $4.0 billion, or 23%, from year-end 2005.  With the increase in revenue, this segment reported a reduced operating loss of $1.0 million for the second quarter of 2006, compared with an operating loss of $5.4 million for the same period last year.  The current quarter operating loss was driven by higher bonus expense as well as increased incentive compensation expense of $1.9 million recognized in the current year quarter for dedicated executives and team leaders associated with this segment’s carried interest revenue programs.  For the second quarter of 2006, the Company recorded a total of $6.9 million of incentive compensation expense related to carried interest revenue, none of which pertained to revenue recognized in the second quarter of 2006.  Revenues associated with these expenses cannot be recognized until certain financial hurdles are met.  The Company expects that it will recognize income from funds liquidating in 2006 and future years that will more than offset accrued incentive compensation expense recognized.  EBITDA for this segment totaled $3.9 million for the second quarter of 2006, a decrease of $2.2 million, or 36.7%, from last year’s second quarter. This decrease was driven by the aforementioned reasons as well as a decrease in equity earnings, which is included in the calculation of EBITDA but not in the calculation of operating loss.  Equity earnings were stronger in the second quarter of 2005 due to higher dispositions within selected funds.  The Company expects that overall results from this segment in the second half of 2006 will more than offset the EBITDA shortfall from the second quarter. The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Other Business Highlights

The Company’s mortgage brokerage business improved in the second quarter, reflecting increased loan originations (up 12% for the first six months of 2006 to $8.3 billion) as well as increased referrals from other CB Richard Ellis business lines.

The Company continued to make strong gains in its outsourcing businesses partially due to the fact that its broad geographic reach is well aligned with the multi-market requirements of both institutional investors and large corporations.  For example, the Company furthered its representation of several major Corporate Services clients, including Boeing (85 million square foot portfolio), Northrop Grumman (55 million square foot portfolio) and DHL Express (28 million square foot portfolio).  In addition, the U.S. Asset Services business achieved a net portfolio gain of 32 million square feet in the first half of 2006, compared with a 7 million square foot net increase for the same period of 2005.

The Company’s second-quarter earnings conference call will be held on Thursday, July 27, 2006 at 10:00 a.m. EDT.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-288-9626 (in the U.S.) and 612-332-0107 (for international callers).  A replay of the call will be available beginning at 1:30 p.m. EDT through midnight August 3, 2006. The dial-in number for the replay is 800-475-6701 (in the U.S.) and 320-365-3844 (for international callers).  The access code for the replay is 836651.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2005 revenue). With approximately 14,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; investment management; appraisal and valuation; and research and consulting. Founded in 1906, CB Richard Ellis marks a century of excellence in real estate services this year. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2006, future operations, the impact of acquisitions and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; and our levels of borrowing.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) One-time charges include amortization expense related to net revenue backlog acquired in acquisitions, integration costs related to acquisitions and loss on extinguishment of debt.

(2) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3) The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

 (Dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$836,228	$672,163	$1,516,319	$1,210,429

Costs and expenses:
Cost of services	412,496	338,691	752,941	606,737
Operating, administrative and other	283,598	241,730	548,759	464,951
Depreciation and amortization	12,255	10,818	27,185	21,188

Operating income	127,879	80,924	187,434	117,553
Equity income from unconsolidated subsidiaries	8,428	15,443	16,841	19,373
Minority interest expense	1,580	664	1,809	1,353
Interest income	2,976	3,058	6,566	5,503
Interest expense	13,352	13,374	27,287	26,972
Loss on extinguishment of debt	22,255	1,832	22,255	6,762

Income before provision for income taxes	102,096	83,555	159,490	107,342
Provision for income taxes	37,842	33,134	58,326	42,349

Net income	$64,254	$50,421	$101,164	$64,993

Basic income per share	$0.28	$0.23	$0.45	$0.29

Weighted average shares outstanding for basic income per share	225,964,727	221,355,696	225,763,242	220,979,199

Diluted income per share	$0.27	$0.22	$0.43	$0.28

Weighted average shares outstanding for diluted income per share	233,655,941	229,097,697	233,304,306	228,827,433

EBITDA	$146,982	$106,521	$229,651	$156,761

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Americas
Revenue	$554,266	$489,878	$1,008,042	$870,992
Costs and expenses:
Cost of services	294,668	263,295	535,835	463,252
Operating, administrative and other	167,517	150,150	328,810	290,769
Depreciation and amortization	8,035	7,455	15,881	14,383
Operating income	$84,046	$68,978	$127,516	$102,588
EBITDA	$95,194	$79,857	$149,748	$123,295

EMEA
Revenue	$170,285	$123,139	$305,516	$225,249
Costs and expenses:
Cost of services	75,504	54,930	138,900	104,705
Operating, administrative and other	59,661	55,097	111,812	104,991
Depreciation and amortization	2,659	2,390	8,317	4,814
Operating income	$32,461	$10,722	$46,487	$10,739
EBITDA	$35,780	$12,989	$55,196	$15,248

Asia Pacific
Revenue	$84,661	$43,284	$145,352	$77,159
Costs and expenses:
Cost of services	42,324	20,466	78,206	38,780
Operating, administrative and other	28,931	15,694	52,103	29,201
Depreciation and amortization	1,057	549	1,986	1,148
Operating income	$12,349	$6,575	$13,057	$8,030
EBITDA	$12,144	$7,566	$14,242	$9,708

Global Investment Management
Revenue	$27,016	$15,862	$57,409	$37,029
Costs and expenses:
Operating, administrative and other	27,489	20,789	56,034	39,990
Depreciation and amortization	504	424	1,001	843
Operating (loss) income	$(977)	$(5,351)	$374	$(3,804)
EBITDA	$3,864	$6,109	$10,465	$8,510

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income, as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$64,254	$50,421	$101,164	$64,993
Amortization expense related to net revenue backlog acquired in acquisitions, net of tax	(235)	—	2,003	—
Integration costs related to acquisitions, net of tax	1,162	1,657	2,090	3,135
Loss on extinguishment of debt, net of tax	14,043	1,442	14,043	4,408
Net income, as adjusted	$79,224	$53,520	$119,300	$72,536

Diluted income per share, as adjusted	$0.34	$0.23	$0.51	$0.32

Weighted average shares outstanding for diluted income per share, as adjusted	233,655,941	229,097,697	233,304,306	228,827,433

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$64,254	$50,421	$101,164	$64,993
Add:
Depreciation and amortization	12,255	10,818	27,185	21,188
Interest expense	13,352	13,374	27,287	26,972
Loss on extinguishment of debt	22,255	1,832	22,255	6,762
Provision for income taxes	37,842	33,134	58,326	42,349
Less:
Interest income	2,976	3,058	6,566	5,503

EBITDA	$146,982	$106,521	$229,651	$156,761

Operating income, as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Americas

Operating income	$84,046	$68,978	$127,516	$102,588
Integration costs related to acquisitions	1,386	1,740	2,254	3,571

Operating income, as adjusted	$85,432	$70,718	$129,770	$106,159

EMEA

Operating income	$32,461	$10,722	$46,487	$10,739
Amortization expense related to net revenue backlog acquired in acquisitions	—	—	3,174	—
Integration costs related to acquisitions	514	612	1,009	1,237

Operating income, as adjusted	$32,975	$11,334	$50,670	$11,976

Asia Pacific

Operating income	$12,349	$6,575	$13,057	$8,030
Integration costs related to acquisitions	47	—	47	—

Operating income, as adjusted	$12,396	$6,575	$13,104	$8,030

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

 EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Americas
Net income	$37,241	$36,898	$62,182	$51,347
Add:
Depreciation and amortization	8,035	7,455	15,881	14,383
Interest expense	11,029	10,940	23,466	22,672
Loss on extinguishment of debt	22,255	1,832	22,255	6,762
Provision for income taxes	19,041	24,162	31,567	31,226
Less:
Interest income	2,407	1,430	5,603	3,095

EBITDA	$95,194	$79,857	$149,748	$123,295

EMEA
Net income	$21,665	$5,904	$30,517	$4,916
Add:
Depreciation and amortization	2,659	2,390	8,317	4,814
Interest expense	642	676	859	1,228
Provision for income taxes	11,162	5,545	16,209	6,523
Less:
Interest income	348	1,526	706	2,233

EBITDA	$35,780	$12,989	$55,196	$15,248

Asia Pacific
Net income	$6,465	$4,770	$5,477	$5,238
Add:
Depreciation and amortization	1,057	549	1,986	1,148
Interest expense	1,000	757	1,711	1,443
Provision for income taxes	3,674	1,540	5,159	1,977
Less:
Interest income	52	50	91	98

EBITDA	$12,144	$7,566	$14,242	$9,708

Global Investment Management
Net (loss) income	$(1,117)	$2,849	$2,988	$3,492
Add:
Depreciation and amortization	504	424	1,001	843
Interest expense	681	1,001	1,251	1,629
Provision for income taxes	3,965	1,887	5,391	2,623
Less:
Interest income	169	52	166	77

EBITDA	$3,864	$6,109	$10,465	$8,510

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$127,289	$449,289
Restricted cash	3,897	5,179
Receivables, net	473,161	483,175
Warehouse receivable(1)	17,650	255,963
Property and equipment, net	156,998	137,655
Goodwill and other intangibles, net	1,041,398	989,719
Deferred compensation assets	157,642	144,597
Other assets, net	419,036	350,095
Total assets	$2,397,071	$2,815,672
Liabilities:
Current liabilities, excluding debt	$634,315	$853,738
Warehouse line of credit(1)	17,650	255,963
Revolving credit facility	248,000
Senior secured term loan tranche B	—	265,250
11¼% senior subordinated notes	—	163,021
9¾% senior notes	130,000	130,000
Other debt	28,410	18,987
Deferred compensation liability	187,891	172,871
Other long-term liabilities	201,882	155,333
Total liabilities	1,448,148	2,015,163

Minority interest	28,441	6,824

Stockholders’ equity	920,482	793,685
Total liabilities and stockholders’ equity	$2,397,071	$2,815,672

(1)                                  Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.